As filed with the Securities and Exchange Commission on June 14, 2006

Registration No. 333- 133296

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EPIQ SYSTEMS, INC.

(Exact Name of Registrant as specified in Its Charter)

Missouri	48-1056429
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

501 Kansas Avenue
Kansas City, Kansas 66105
(913) 621-9500

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Copy to:
ELIZABETH M. BRAHAM	RICHARD M. WRIGHT, JR.
Executive Vice President and Chief Financial Officer	Gilmore & Bell, P.C.
501 Kansas Avenue	2405 Grand Boulevard
Kansas City, Kansas 66105	Suite 1100
(913) 621-9500	Kansas City, Missouri 64108
(Name, address, including zip code, and telephone number,	(816) 221-1000
including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the follow box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

1,228,501 Shares
Common Stock

EPIQ SYSTEMS, INC.

On November 15, 2005, we (acting through a wholly-owned subsidiary) acquired all of the issued and outstanding shares of capital stock of nMatrix U.S. and nMatrix Australia for approximately $100 million cash and 1,228,501 shares of our common stock. The selling shareholders listed on page 14 may use this prospectus to resell the common stock issued by us as payment of a portion of the purchase price for the nMatrix acquisition. We are registering the shares for resale, but the registration of these shares does not necessarily mean that the selling shareholders will sell any of the shares.

Our Common Stock

•       Our common stock is traded on the Nasdaq National Market under the symbol “EPIQ.”  On June 12, 2006, the last reported sale price of our common stock was $15.53 per share.

Investing in our common stock involves a certain degree of risk. See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                               2006

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

This prospectus is a part of the registration statement that we filed with the Securities and Exchange Commission. The selling shareholders named in this prospectus may from time to time sell the securities described in the prospectus. You should read this prospectus together with the more detailed information regarding our company, our common stock, and our financial statements and notes to those statements that appear elsewhere in this prospectus and any applicable prospectus supplement together with the additional information that we incorporate in this prospectus by reference, which we describe under the heading “Incorporation of Certain Information By Reference.”

You should rely on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference in, this prospectus. The common stock is not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the prospectus or prospectus supplement, as applicable.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

In this prospectus, in other filings with the SEC and in press releases and other public statements by our officers throughout the year, we make or will make statements that plan for or anticipate the future. These forward-looking statements include statements about our future business plans and strategies, and other statements that are not historical in nature. These forward-looking statements are based on our current expectations. You will find many of these statements in the following sections:

•       “Prospectus Summary” beginning on page 1;

•       “Risk Factors” beginning on page 3; and

•       “Incorporation of Certain Information By Reference” on page 20.

Forward-looking statements may be identified by words or phrases such as “believe,” “expect,” “anticipate,” “should,” “planned,” “may,” “estimated,” “potential,” “goal” and “objective.”  Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, provide a “safe harbor” for forward-looking statements. In order to comply with the terms of the safe harbor, and because forward-looking statements involve future risks and uncertainties, listed below are a variety of factors that could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in our forward looking statements. These factors include (1) any material changes in our total number of client engagements and the volume associated with each engagement, (2) any material changes in our Chapter 7 deposit portfolio, the services required or selected by our electronic discovery, Chapter 11, Chapter 13, class action or mass tort engagements, or the number of cases processed by our Chapter 13 bankruptcy trustee clients, (3) material changes in the number of bankruptcy filings, class action filings or mass tort actions each year, (4) our reliance on our marketing and pricing arrangements with Bank of America and other depository banks, (5) the impact of recently enacted tort reform and bankruptcy reform legislation on the volume and timing of disposition of client engagements, (6) risks associated with the integration of acquisitions into our existing business operations, (7) risks associated with our indebtedness, and (8) other risks detailed from time to time in our SEC filings, including our annual report on Form 10-K, as amended. We undertake no obligations to update any forward-looking statements contained herein to reflect future events or developments.

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PROSPECTUS SUMMARY

This is a summary of our business and this offering. You should read carefully this entire prospectus and the documents to which we have referred you before you make a decision about investing in our securities.

Our Business

We provide technology-based solutions for the legal and fiduciary services industries. Our products and services assist clients with the administration of complex legal proceedings, including electronic litigation discovery, bankruptcy administration and class action administration. Our clients include leading law firms, corporate legal departments, bankruptcy trustees, and other professional advisors who require sophisticated case administration and document management capabilities, extensive subject matter expertise and a high service capacity. We provide clients with an integrated offering of both proprietary technology and value-added services that comprehensively address their extensive business requirements.

We have acquired several companies as part of our strategic business plan. During 2005, we acquired nMatrix, Inc. to enter the market for electronic litigation discovery, Hilsoft, Inc. to enhance our capabilities in legal notification services, and Novare, Inc. to supplement our professional services for corporate restructuring client engagements. During 2004, we acquired Poorman-Douglas Corporation to enter the market for class action and mass tort administrative services. During 2003, we acquired Bankruptcy Services LLC to enter the market for corporate restructuring bankruptcy reorganization administrative services.

We have two operating segments:  case management and document management. Case management support for client engagements generally lasts several years and has a revenue profile that typically includes a recurring component. Document management revenue is generally non-recurring due to the unpredictable nature of the frequency, timing and magnitude of the clients’ related business requirements.

Our case and document management segments provide our clients with a broad range of technology and service offerings to meet the unique needs and requirements of each matter. For example, a particular class action matter may require professional services, call center support and claims processing from our case management segment and a uniquely developed media campaign to provide notice to a class of unknown claimants and document custody services from our document management segment, while another class action matter may only require claims processing services from our case management segment and a simple class mailing notification to a class of known claimants from our document management segment. Not all cases have the same business requirements, and our expanded technology and service offerings allow clients to procure services from our broad range of case management and document management solutions.

Our case management and document management technology and service offerings provide solutions primarily for the bankruptcy, class action and mass tort and electronic discovery markets. These technology and service offerings can cross the various markets and customers we serve. For example, our legal notification expert may develop a document management notice program for either a bankruptcy matter or a class action matter.  Our proprietary search technology solution may be used for an electronic discovery, class action, or a bankruptcy matter. We provide a unique set of case management and document management capabilities for each particular matter.

Our case management segment generates revenue primarily through the following integrated technology-based products and services:

•  An integrated solution of a proprietary technology platform and related professional services that facilitates case administration of bankruptcy, class action, commercial litigation, financial transaction, government settlements, and mass tort client engagements.

•  Professional and support services, including case management, claims processing, specialty bankruptcy consulting, claims administration, project management, and customized programming and technology services.

•  Data hosting fees, volume based fees, and professional services fees related to the management of large volumes of electronic data in support of a legal proceeding.

•  Proprietary electronic discovery software that sorts, cleanses, organizes and performs searches on large databases in support of a legal proceeding.

•  Software installed in bankruptcy trustee offices and provided over the internet that facilitates the administration of Chapter 7 and Chapter 13 bankruptcy cases.

•  Database conversions, maintenance and processing, such as creditor and class action claims, and conversion of that data into an organized, searchable, electronic database that we maintain on our servers and use, with our customer, to manage the particular case.

•  Call center support to process and respond to telephone inquiries related to creditor and class action claims.

Our document management segment generates revenue primarily through the following services:

•  Legal noticing services to parties of interest in bankruptcy and class action matters.

•  Reimbursement for costs incurred related to postage on mailing services.

•  Media campaign and advertising management in which we coordinate notification through various media outlets, such as print, radio and television, to potential parties of interest for a particular client engagement.

•  Document custody services in which we maintain custody of key case documents and store those documents for our customer.

We were incorporated in the State of Missouri on July 13, 1988. Our principal executive office is located at 501 Kansas Avenue, Kansas City, Kansas 66105. The telephone number at that address is (913) 621-9500. Our website address is www.epiqsystems.com. Our website and the information contained on our website are not incorporated into this prospectus or the registration statement of which it forms a part. TCMS® and CasePower® are our registered trademarks.

Risk Factors

You should carefully consider the information set forth in the section of this prospectus entitled “Risk Factors,” beginning on page 3, as well as other information include in or incorporated by reference into this prospectus before deciding whether to invest in our common stock.

RISK FACTORS

You should carefully consider the following factors and other information included or incorporated by reference in this prospectus before deciding to purchase our common stock. Any of these risks could have a material adverse effect on our business, financial condition, results of operations and prospects, which could in turn have a material adverse effect on the price of our common stock. In this case, you may lose all or part of your investment.

Risks Related to Our Business

Substantially all of our Chapter 7 revenues are collected through a single financial institution, and the termination of that marketing arrangement could cause uncertainty and adversely affect our future Chapter 7 revenue and earnings.

The application of Chapter 7 bankruptcy regulations discourages Chapter 7 trustees from incurring direct administrative costs for computer system expenses. As a result, we provide our products and services to Chapter 7 trustee customers at no direct charge, and our Chapter 7 trustee customers agree to deposit the cash proceeds from liquidations of debtors’ assets with a designated financial institution with which we have a Chapter 7 marketing arrangement. We have arrangements with several financial institutions under which our Chapter 7 trustees deposit the Chapter 7 liquidated assets at one of those financial institutions. Under these arrangements:

•       we license our proprietary software to the trustee and furnish hardware, conversion services, training and customer support, all at no cost to the trustee;

•       the financial institution provides certain banking services to the joint trustee customers; and

•       we collect from the financial institution monthly revenues based primarily upon a percentage of the total liquidated assets on deposit at that financial institution.

These bankruptcy deposit-based fees are the largest component of our Chapter 7 revenues.

Previously, we promoted our Chapter 7 product exclusively through a marketing arrangement established with Bank of America in November 1993. Substantially all of our Chapter 7 revenues are collected through this relationship. On April 1, 2004, this exclusive marketing arrangement became a non-exclusive arrangement. During February 2006, the parties agreed to extend the non-exclusive arrangement indefinitely. Either party may, with appropriate notice, wind down the arrangement over a period of three years, including the notice period. If either party were to give notice of termination of this arrangement, we could experience uncertainty relating to the transfer of Chapter 7 trustee deposits to other financial institutions, and we could experience a decline in revenues and earnings as those deposits were transferred during the wind-down period.

Chapter 7 revenues from Bank of America comprised 21%, 24% and 50% of our total revenue for the years ended December 31, 2005, 2004, and 2003, respectively.

We have established new arrangements with additional financial institutions, and changes in or terminations of those marketing arrangements could cause uncertainty and adversely affect our future Chapter 7 revenue and earnings.

We also have marketing arrangements with several other financial institutions under which our Chapter 7 trustees may deposit the Chapter 7 liquidated assets. Additionally, we may seek to establish additional Chapter 7 depository bank relationships in the future. Changes in the terms of one or more of those marketing arrangements or the termination of any of those marketing arrangements could create uncertainty with current and prospective trustee customers or operational difficulties for trustees, which could adversely affect our relationships with those joint customers and our Chapter 7 revenues and earnings.

Some of our pricing models for Chapter 7 trustee clients have or are scheduled to have a component of pricing tied to prevailing interest rates, and a significant decline in interest rates would adversely affect our revenues and earnings.

Under the Chapter 7 marketing arrangements we have with each depository financial institution, certain fees we earn for deposits placed with those financial institution could have, within certain limits, variability based on fluctuations in short-term interest rates. A significant decline in short-term interest rates would adversely affect our Chapter 7 revenues and earnings.

If a financial institution with which we have a marketing arrangement for Chapter 7 products and services is perceived negatively by current or prospective trustee clients, our case management revenue and earnings could be adversely affected.

The Chapter 7 depository banks, with which we have joint marketing arrangements, provide banking products and services directly to our trustee clients. If the financial institution provides ineffective banking products or services to the joint customers or has errors or omissions in its processing, we could experience collateral damage to our reputation. We cannot control the quality of products and services provided by the Chapter 7 depository banks to the joint customers. Additionally, if a depository bank arrangement is discontinued, it could disrupt the effective delivery of banking services to trustees. If the migration to a successor depository bank is not completed smoothly or if we were unable to move the trustee customer’s deposits to a different banking arrangement prior to the expiration, we could lose trustee customers, which could adversely affect our case management revenues and our results of operations.

Bankruptcy reform legislation could alter the market for our products and services, which could cause a reduction in our revenues and earnings.

In April 2005, the Bankruptcy Abuse Prevention and Consumer Protection Act of 2005 was passed and signed by President Bush. The intent of this legislation, which became effective October 2005, is to move certain individual bankruptcy filings from Chapter 7, which liquidates most of the debtor’s assets and discharges most of the debtor’s liabilities, to Chapter 13 bankruptcy filings, which do not liquidate the debtor’s assets but which requires a debtor to pay disposable income to their creditors. The legislation also affects corporate restructuring bankruptcy filings, in part by placing more strict limits on the period of time in which the debtor has an exclusive right to propose a reorganization plan, accelerating the time frame in which a debtor must determine whether to reject a lease, and potentially increasing certain priority claims. The legislation appears to have had two immediate effects:  (1) it significantly increased the number of bankruptcy filings prior to the effective date of the legislation, and (2) there was a corresponding decline in bankruptcy filings in the few months after the effective date of the legislation. As a result, it is not possible to determine whether the legislation affected the aggregate number of filings or only the timing of filings. For any specific customer retained by us, it is not feasible for us to determine whether the legislation affected the timing of the filing. Furthermore, there is frequently a lag between a bankruptcy filing and when we generate revenue. While neither of the two effects described above has had an identifiable impact on our bankruptcy-related revenues, it is possible that there could be longer-term consequences to the reform legislation that we have not yet identified. As a result, we cannot predict the effect, if any, that this legislation will have on our business.

Tort reform legislation could reduce the number and scope of class action and mass action cases, thus reducing our business prospects in the class action market.

In February 2005, new federal class action and tort reform legislation was passed and signed by President Bush. The primary impact of the new federal legislation is to require that certain types of class action lawsuits be brought in federal court rather than state courts. We believe the new federal legislation will likely result in fewer class action lawsuits in state courts, which are generally perceived as faster and more plaintiff-friendly than federal courts. The slower processing of class action lawsuits in federal courts could delay the ultimate settlement of those cases, which could adversely affect the timing of services we provide in those cases. Likewise, the new federal legislation could have the effect of lowering the overall number of class action cases, whether filed in federal or state courts. Similar to this recent federal experience, there have been various efforts at the state level to modify and reform the laws and procedures related to class action and mass tort. The goal of certain state tort reform proposals has been to reduce the number and scope of class action and mass action cases. While we cannot predict whether any tort reform legislation will pass at the state levels or the substance of any future changes, any legislative efforts that are successful in reducing the number or scope of class action or mass action cases would likely have an adverse effect on our results of operations.

We have a limited number of bankruptcy trustee clients and a limited number of significant referral sources for corporate restructuring and class action and mass tort engagements. The loss of even a limited number of our trustee customers or referral sources could result in a loss of revenue and earnings.

There is a limited number of Chapter 7 and Chapter 13 bankruptcy trustees to whom we can market our bankruptcy products and services. Additionally, we rely heavily on a limited number of corporate restructuring and class action referral sources to earn new business engagements. Our future financial performance will depend on our ability to maintain existing trustee customer accounts, to attract business from trustees that are currently using a competitor’s software product, to maintain our existing referral relationships, and to develop new referral relationships. The loss of even a limited number of trustee customers or a reduction in referral sources could result in a material loss of revenue and earnings.

We encounter competition for our products and services from other third party providers and we could lose existing customers and fail to attract new business.

The markets for case and document management products and services are competitive, continually evolving and subject to technological change. We believe that the principal competitive factors in the markets we serve include the breadth and quality of system and software solution offerings, the stability of the information systems provider, the features and capabilities of the product and service offerings, and the potential for enhancements. Our success will depend upon our ability to keep pace with technological change and to introduce, on a timely and cost-effective basis, new and enhanced software solutions and services that satisfy changing client requirements and achieve market acceptance.

If corporate restructuring cases on which we are retained convert to Chapter 7, we may not be paid for the products and services we have provided.

In corporate restructuring engagements we provide services directly to the debtor and we are paid directly by the debtor. If a debtor’s corporate restructuring case converts to Chapter 7 liquidation, we might not be paid for products and services previously provided and we would most likely lose all future revenue from the case. We have had corporate restructuring cases convert to Chapter 7 cases in the past. The conversion of a major corporate restructuring case to Chapter 7 could have a material adverse effect on our results of operations.

If the bankruptcy court reduces or eliminates our fees in major corporate restructuring cases, our results of operations could be impaired.

In corporate restructuring cases, the bankruptcy court may reduce or eliminate fees paid for administrative services such as those we provide. If the court reduced or eliminated fees due to us in a major corporate restructuring case, our results of operations could be materially affected.

If we are unable to develop new technologies, we could lose existing customers and fail to attract new business.

We regularly undertake new projects and initiatives in order to meet the changing needs of our customers. In doing so, we invest substantial resources with no assurance of the ultimate success of the project or initiative. We believe our future success will depend, in part, upon our ability to:

•       enhance our existing products;

•       design and introduce new solutions that address the increasingly sophisticated and varied needs of our current and prospective customers;

•       maintain our technology skills; and

•       respond to technological advances and emerging industry standards on a timely and cost-effective basis.

We may not be able to incorporate future technological advances into our business, and future advances in technology may not be beneficial to or compatible with our business. In addition, keeping abreast of technological advances in our business may require substantial expenditures and lead-time. We may not be successful in using new technologies, adapting our solutions to emerging industry standards, or developing, introducing and marketing new products or enhancements. Furthermore, we may experience difficulties that could delay or prevent the successful development, introduction or marketing of these products. If we incur increased costs or are unable, for technical or other reasons, to develop and introduce new products or enhancements in a timely manner in response to changing market conditions or customer requirements, we could lose existing customers and fail to attract new business.

New releases of our software products may have undetected errors, which could cause litigation claims against us or damage to our reputation.

We intend to continue to issue new releases of our software products periodically. Complex software products, such as those we offer, can contain undetected errors when first introduced or as new versions are released. Any introduction of new products and future releases has a risk of undetected errors. These undetected errors may be discovered only after a product has been installed and used by our customers. Likewise, the software products we acquire in business acquisitions have a risk of undetected errors.

Errors may be found in our software products in the future. Any undetected errors, as well as any difficulties in installing and maintaining our new software and releases or difficulties training customers and their staffs on the utilization of new products and releases, may result in a delay or loss of revenue, diversion of development resources, damage to our reputation, increased service costs, increased expense for litigation and impaired market acceptance of our products.

Security problems with, or product liability claims arising from, our software products and business processes could cause increased expense for litigation, increased service costs and damage to our reputation.

We have included security features in our products that are intended to protect the privacy and integrity of data. Security for our products is critical given the highly confidential nature of the information our software processes. Our software products and the servers on which the products are used may not be impervious to intentional break-ins (“hacking”) or other disruptive problems caused by the internet or by other users. Hacking or other disruptive problems could result in the diversion of development resources, damage to our reputation, increased service costs or impaired market acceptance of our products, any of which could result in higher expenses or lower revenues. Additionally, we could be exposed to potential liability related to hacking or other disruptive problems. Defending these liability claims could result in increased expenses for litigation and a significant diversion of our management’s attention.

Furthermore, we administer claims for third parties. Errors or fraud related to the processing or payment of these claims could result in the diversion of management resources, damage to our reputation, increased service costs or impaired market acceptance of our services, any of which could result in higher expenses and/or lower revenues. Additionally, such errors or fraud related to the processing or payment of claims could result in lawsuits alleging damages. Defending such claims could result in increased expenses for litigation and a significant diversion of our management’s attention.

Interruptions or delays in service from our third-party Web hosting facility could impair the delivery of our service and harm our business.

We provide certain of our services through computer hardware that is currently located in a third-party Web hosting facility operated by a third party vendor. We do not control the operation of this facility, and it is subject to damage or interruption from earthquakes, floods, fires, power loss, terrorist attacks, telecommunications failures and similar events. It is also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. The occurrence of a natural disaster, a decision to close the facility without adequate notice or other unanticipated problems at the facility could result in lengthy interruptions in our service. In addition, the failure by our vendor to provide our required data communications capacity could result in interruptions in our service. Any damage to, or failure of, our systems could result in interruptions in our service. Interruptions in our service may reduce our revenue, cause us to issue credits or pay penalties, cause customers to terminate their agreements with us and adversely affect our ability to secure business in the future. Our business will be harmed if our customers and potential customers believe our service is unreliable.

If our security measures are breached and unauthorized access is obtained to a customer’s data, our service may be perceived as not being secure, customers may curtail or stop using our service and we may incur significant liabilities.

Our service involves the storage and transmission of customers’ proprietary information, and security breaches could expose us to a risk of loss of this information, litigation and possible liability. If our security measures are breached as a result of third-party action, employee error, malfeasance or otherwise and, as a result, someone obtains unauthorized access to one of our customers’ data, our reputation will be damaged, our business may suffer and we could incur significant liability. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed and we could lose sales and customers.

We may be sued by third parties for alleged infringement of their proprietary rights.

The software and internet industries are characterized by the existence of a large number of patents, trademarks, and copyrights and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. We have received in the past, and may receive in the future, communications from third parties claiming that we have infringed on the intellectual property rights of others. Our technologies may not be able to withstand any third-party claims or rights against their use. Any intellectual property claims, with or without merit, could be time-consuming and expensive to resolve, could divert management attention from executing our business plan, and could require us to pay monetary damages or enter into royalty or licensing agreements. In addition, certain customer agreements require us to indemnify our customers for third-party intellectual property infringement claims, which would increase the cost to us of an adverse ruling on such a claim. An adverse determination could also prevent us from offering our service to others.

We rely on third-party hardware and software, which could cause errors or failures of our service.

We rely on hardware purchased or leased and software licensed from third parties in order to offer certain services. Any errors or defects in third-party hardware or software could result in errors or a failure of our service which could harm our business.

Our intellectual property is not protected through patents or formal copyright registration. Therefore, we do not have the full benefit of patent or copyright laws to prevent others from replicating our software.

Our intellectual property rights are not protected through patents or formal copyright registration. We may not be able to protect our trade secrets or prevent others from independently developing substantially equivalent proprietary information and techniques or from otherwise gaining access to our trade secrets. In addition, foreign intellectual property laws may not protect our intellectual property rights. Moreover, litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringements. Litigation of this nature could result in substantial expense for us and diversion of management and other resources, which could result in a loss of revenue and profits.

Our failure to develop and maintain products and services that assist our customers in complying with significant government regulation could result in decreased demand for our products and services.

Our products and services are not directly regulated by the government. Our bankruptcy customers are, however, subject to significant regulation, including the United States Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and local rules and procedures established by bankruptcy courts. The Executive Office for United States Trustees, a division of the United States Department of Justice, oversees bankruptcy trustees and establishes administrative rules governing trustees’ activities. Additionally, the process of administering the settlement of class action or mass tort cases is subject to court supervision and review by opposing plaintiffs’ and defendants’ counsel. The success of our business has been, and will continue to be, partly dependent on our ability to develop and maintain products and provide services that allow clients to perform their duties within applicable regulatory and judicial rules and procedures and that allow corporate restructuring debtors to make filings and send required notices on a timely and accurate basis. Future regulation and court practices or procedures may limit or eliminate the ability of clients to utilize the types of products and services that we currently provide. Our failure to adapt our products and services to changes in the Bankruptcy Code and applicable legislative and judicial rules and procedures could cause us to lose existing customers or fail to attract new customers.

The integration of acquired businesses is time consuming, may distract our management from our other operations, and can be expensive, all of which could reduce or eliminate our expected earnings.

In November 2005, we acquired nMatrix for approximately $126 million in cash and stock. In January 2004, we acquired Poorman-Douglas for approximately $116 million in cash. In addition to these acquisitions, during the five years ended December 31, 2005, we acquired five other businesses at a combined cost of approximately $90 million. We may consider additional opportunities to acquire other companies, assets or product lines that complement or expand our business. If we are unsuccessful in integrating these companies or product lines with our existing operations, or if integration is more difficult than anticipated, we may experience disruptions to our operations. A difficult or unsuccessful integration of an acquired business would likely have a material adverse effect on our results of operations.

Some of the risks that may affect our ability to integrate or realize any anticipated benefits from companies we acquire include those associated with:

•       unexpected losses of key employees or customers of the acquired company;

•       conforming the acquired company’s standards, processes, procedures and controls with our operations;

•       increasing the scope, geographic diversity and complexity of our operations;

•       difficulties in transferring processes and know-how;

•       difficulties in the assimilation of acquired operations, technologies or products;

•       diversion of management’s attention from other business concerns;

•       adverse effects on existing business relationships with customers; and

•       the challenges of operating internationally after the nMatrix acquisition.

In certain circumstances, we may be obligated to pay one of our shareholders the difference between $20.35 per share and the price at which that shareholder sells up to 1,228,501 shares of our common stock, which could adversely affect the market price of our common stock.

We issued to the former owner of nMatrix 1.2 million shares as a part of the purchase price for the nMatrix business. We are required to maintain an effective registration statement for the resale of those shares by that shareholder until November 15, 2007. Our agreement with that shareholder includes a limited price protection provision, which provides that if the shareholder sells any of those shares pursuant to the registration statement of which this prospectus forms a part at a per share price (before commissions and other transaction expenses) lower than $20.35, then we will pay that selling shareholder an amount in cash equal to the number of shares sold by the shareholder multiplied by the difference between the $20.35 minus the sale price. The limited price protection will terminate permanently upon the earlier of termination of our obligation to maintain effectiveness of the registration statement or, during the period of effectiveness of the registration statement, after any 15 trading days (which need not be consecutive trading days) on which both of the following conditions are satisfied:  (1) the shareholder may lawfully sell shares under the registration statement, and (2) the closing price for our common stock has been equal to or greater than $20.35 per share.

As a result of the imminent expiration of the limited price protection, the shareholder may choose to sell all or substantially all the shares of our common stock then held by that shareholder subject to these agreements. Those sales could adversely affect the market price of our common stock at that time.

Our business and results of operations may be adversely affected if we are unable to manage our growth effectively.

Certain businesses we have acquired, including most recently the nMatrix business, have experienced substantial growth immediately prior to the time we acquired the business. The success of those types of acquisitions is dependent upon a number of factors, including the ability to hire, train and retain an adequate number of experienced managers and employees for those rapidly growing businesses, the establishment of policies, procedures and internal controls to allow us to monitor the growth of those businesses, and other factors that are beyond our control. Expansion internationally will increase demands on management and divert their attention, which could have an adverse impact on our business and financial results. The challenges of managing the growth of an acquired business may distract our management from their normal duties associated with our historical core businesses.

We have non-U.S. operations which are subject to certain inherent risks.

As a result of our recent acquisition of nMatrix, we now maintain small offices in the United Kingdom and Australia. We anticipate that we will seek to expand our currently limited global operations and may enter new global markets. Our foreign business is transacted in the local functional currency, but we do not currently have any material exposure to foreign currency transaction gains or losses. All other business transactions are in U.S. dollars. To date, we have not entered into any derivative financial instruments to manage our foreign currency risk. Our current and proposed international activities are subject to certain inherent risks, including specific country economic conditions, exchange rate fluctuation, changes in regulatory requirements, reduced protection of intellectual property rights, potential adverse tax consequences, different or additional product functionality requirements, and cultural differences.

We depend upon our key personnel and we may not be able to retain them or to attract, assimilate and retain highly qualified employees in the future.

Our future success will depend in significant part upon the continued service of our senior management and certain of our key technical personnel and our continuing ability to attract, assimilate and retain highly qualified technical, managerial, and sales and marketing personnel. We do not have employment agreements with our Chief Executive Officer, President, or Chief Financial Officer. We do have employment agreements with our Chief Executive Officer—Poorman-Douglas Corporation, our President—Bankruptcy Services LLC., and key executives of nMatrix. We maintain key-man life insurance policies on our Chief Executive Officer and our President. The loss of the services of any of these executives or other key personnel or the inability to hire or retain qualified personnel in the future could have a material adverse impact on our results of operations.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Compliance with changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations, and Nasdaq National Market rules, are time consuming and expensive. Since 2002, we have spent substantial amounts of management time and have incurred substantial legal and accounting expense in complying with the Sarbanes-Oxley Act and regulatory initiatives resulting from that Act. Complying with these new laws and regulations also creates uncertainty for companies such as ours. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity. As a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, our efforts to comply with evolving laws, regulations and standards have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. In particular, our efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 and the related regulations regarding our required assessment of our internal controls over financial reporting and our external auditors’ certification of that assessment have required the commitment of significant financial and managerial resources. We expect these efforts to require the continued commitment of significant resources.

SEC rules implementing Section 404 of Sarbanes-Oxley require disclosure of the remediation of significant deficiencies or material weaknesses in internal controls over financial reporting and the existence, at year-end, of material weaknesses related to our internal control over financial reporting. If we are required to make any of these types of disclosures in the future, these disclosures could adversely affect the price of our common stock.

Risks Related to Our Common Stock

The fluctuations in quarterly projects for clients have affected and may affect in the future the timing of our quarterly revenues and earnings and are likely to affect our future quarterly results.

The initiation or termination of a large corporate restructuring, class action or mass tort engagement can directly affect our revenues and earnings for a particular quarter, and the levels of services, particularly services related to document management required for an ongoing corporate restructuring or class action engagement can fluctuate quarter to quarter during the time that the debtor is in Chapter 11 corporate restructuring or the class action lawsuit is active.

Our quarterly results have fluctuated in the past and may fluctuate in the future. If they do, our operating results may not meet the expectations of securities analysts or investors. This could cause fluctuations in the market price of our common stock.

Our quarterly results have fluctuated during the last year and may fluctuate in the future. As a result, our quarterly revenues and operating results are increasingly difficult to forecast. It is possible that our future quarterly results from operations from time to time will not meet the expectations of securities analysts or investors. This could cause a material drop in the market price of our common stock.

Our business will continue to be affected by a number of factors, any one of which could substantially affect our results of operations for a particular fiscal quarter. Specifically, our quarterly results from operations can vary due to:

•       fluctuations in bankruptcy trustees’ deposit balances or caseloads;

•       unanticipated expenses related to software maintenance or customer service;

•       the timing, size, cancellation or rescheduling of customer orders; and

•       the timing and market acceptance of new software versions or support services.

Our stock price may be volatile even if our quarterly results do not fluctuate significantly.

If our quarterly results fluctuate, the market price for our common stock may fluctuate as well and those fluctuations may be significant. Even if we report stable or increased earnings, the market price of our common stock may be volatile. There are a number of factors, beyond earnings fluctuations, that can affect the market price of our common stock, including the following:

•       a decrease in market demand for our stock;

•       downward revisions in securities analysts’ estimates;

•       announcements of technological innovations or new products developed by us or our competitors;

•       the degree of customer acceptance of new products or enhancements offered by us;

•       general market conditions and other economic factors; and

•       actual or perceived improvements in the national economy and the corresponding assumption that our bankruptcy business will decline as the economy improves.

In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of stocks of technology companies and that have often been unrelated to the operating performance of particular companies. The market price of our common stock has been volatile and this is likely to continue.

The use of our common stock to fund acquisitions or to refinance debt incurred for acquisitions could dilute existing shares.

We have used our common stock to refinance debt incurred for several prior acquisitions. During June 2004, we issued $50 million of convertible notes, which are convertible into approximately 2.9 million shares of common stock, to refinance a portion of the purchase price for the January 2004 Poorman-Douglas acquisition. During November 2005, we issued approximately 1.2 million shares of common stock and incurred approximately $101 million of bank indebtedness in connection with our nMatrix acquisition. We may consider issuing additional common shares and using the proceeds to pay part or all of this additional indebtedness.

We may consider further opportunities to acquire companies, assets or product lines that complement or expand our business. We expect that future acquisitions, if any, could provide for consideration to be paid in cash, shares of our common stock, or a combination of cash and shares. If the consideration for an acquisition is paid in common stock, existing shareholders’ investments could be diluted. Furthermore, we may decide to issue convertible debt or additional shares of common stock and use part or all of the proceeds to finance or refinance the costs of any past or future acquisitions.

We do not pay cash dividends on our common stock and our common stock may not appreciate in value or even maintain the price at which you purchased your shares.

We presently do not intend to pay any cash dividends on our common stock. Subject to any financial covenants in current or future financing agreements that directly or indirectly restrict the payment of dividends, the payment of dividends is within the discretion of our board of directors and will depend upon our future earnings, if any, our capital requirements, our financial condition and any other factors that the board of directors may consider. In addition, certain terms of our convertible notes and certain provisions in our credit agreement may restrict our ability to pay dividends in the future. We currently intend to retain all earnings to reduce our debt and for use in the operation and expansion of our business. As a result, the success of your investment in our common stock will depend entirely upon its future appreciation. Our common stock may not appreciate in value or even maintain the price at which you purchased your shares.

Our articles of incorporation contain a provision that could be used by us, without shareholder approval, to discourage or prevent a takeover of our company.

Some provisions of our articles of incorporation could make it more difficult for a third party to acquire control of our company, even if the change of control would be beneficial to certain stockholders. For example, our articles of incorporation include “blank check” preferred stock provisions, which permit our board of directors to issue one or more series of preferred stock without shareholder approval. In conjunction with the issuance of a series of preferred stock, the board is authorized to fix the rights of that series, including voting rights, liquidation preferences, conversion rights and redemption privileges. The board could issue a series of preferred stock to a friendly investor and use one or more of these features of the preferred stock to discourage or prevent a takeover of the company. Additionally, our articles of incorporation do not permit cumulative voting in the election of directors. Cumulative voting, if available, would enable minority shareholders to elect one or more representatives to the board in certain circumstances, which could be used by third parties to facilitate a takeover of our company that was opposed by our board or management.

USE OF PROCEEDS

The selling shareholders will receive all of the proceeds from the sale of the common stock. We will not receive any of the proceeds from the sale of the common stock offered by the selling shareholders under this prospectus, but we have agreed to pay the expenses of preparing this prospectus and the related registration statement.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the Nasdaq National Market under the symbol “EPIQ.”  The following table shows the reported high and low sales prices for the common stock for the periods indicated as reported by Nasdaq:

	Common Stock Price
Year Ended December 31	High	Low
2004
First Quarter	$20.90	$15.50
Second Quarter	17.80	13.24
Third Quarter	16.65	12.63
Fourth Quarter	17.03	13.81
2005
First Quarter	$15.00	$12.05
Second Quarter	16.97	12.90
Third Quarter	22.22	16.13
Fourth Quarter	22.44	17.21
2006
First Quarter	$23.40	$18.05

There are approximately 100 owners of record of our common stock and approximately 5,600 beneficial owners of our common stock. The last reported sale price of our common stock on March 31, 2006, as reported by Nasdaq, was $19.00.

SELLING SHAREHOLDERS

We issued 1,228,501 shares of common stock as part of the purchase price for nMatrix pursuant to a stock purchase agreement, dated as of November 15, 2005, between us, as buyer, and Ajuta International Pty. Ltd., trustee of Hypatia Trust, as seller, in a transaction exempt from the registration requirements of the federal securities laws. The selling shareholders (which term includes their transferees, pledgees, donees or successors) may from time to time offer and sell pursuant to this prospectus any and all of the shares of common stock issued as part of the purchase price. In accordance with a separate escrow agreement among us, Ajuta International Pty. Ltd., and Wells Fargo Bank, N.A., as escrow agent, 245,700 shares of common stock issued by us to Ajuta, as seller of nMatrix (or 20% of the total number of shares we issued in the nMatrix acquisition) are held by Wells Fargo Bank, N.A., as escrow agent, as security for seller’s indemnification obligations under the stock purchase agreement.

Ajuta deposited the 245,700 shares with the escrow agent to secure the performance of the indemnity obligation of Ajuta, as seller, under the nMatrix stock purchase agreement. Ajuta has the right to vote the escrowed shares and to receive all cash dividends on the escrowed shares. Stock dividends or any other securities distributed in respect of or in exchange for any of the escrowed shares, whether by way of stock dividends, stock splits or otherwise, will be issued in the name of the escrow agent and held under the escrow agreement. Under the escrow agreement, Ajuta agrees not to sell, pledge, assign, or transfer its interest in the escrow fund or subject its interest in the escrow fund to any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the escrow fund so long as the escrow fund is held by the escrow agent.

Except as described below, the escrow agent does not have authority to sell or dispose of any escrowed shares unless in accordance with joint written instructions from us and Ajuta. Absent joint written instructions, the escrow agent will disburse proceeds from the sale of escrowed shares in accordance with a court order that we are entitled to indemnification by Ajuta under the nMatrix stock purchase agreement.

Within 3 business days after May 15, 2007, the termination date for the escrow agreement, the escrow agent will release to Ajuta all the escrowed shares (and any other amounts in the escrow fund), except that if, on or before the termination date, we have delivered to the escrow agent a written notice that we have one or more pending indemnification claims against Ajuta under the stock purchase agreement, then the escrow agent will retain in the escrow fund cash and that number of escrowed shares as have an aggregate fair market value equal to 100% of the unresolved indemnification claims. If we have one or more unresolved indemnification claims on the termination date, we may direct the escrow agent to sell all retained escrowed shares and to hold the net proceeds of that sale in the escrow fund under the escrow agreement until the indemnification claims are finally resolved. Any sale of escrowed shares pursuant to this direction will not be subject to the limited price protection provision in the registration rights agreement described in the following paragraph.

We are registering all 1,228,501 shares of common stock issued to Ajuta and to Wells Fargo, as escrow agent, in order to permit the selling shareholders to offer the common stock for resale from time to time. We are obligated to maintain the effectiveness of the registration statement of which this prospectus forms a part until November 15, 2007. Unless set forth below, none of the selling shareholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

Pursuant to the stock purchase agreement, we entered into a registration rights agreement, dated November 15, 2005, with Ajuta. The registration rights agreement provides that if and to the extent that Ajuta sells shares of our common stock pursuant to this prospectus at a per share price (before commissions and other transaction expenses, the “sale price”) lower than $20.35 (the “share price”), then we will pay to Ajuta an amount in cash equal to the number of shares of our common stock sold by Ajuta multiplied by the difference between the share price minus the sale price. The limited price protection will terminate permanently upon the earlier of termination of our obligation to maintain effectiveness of the registration statement or, during the period of effectiveness of the registration statement, after any 15 trading days (which need not be consecutive trading days) on which (1) Ajuta may lawfully sell shares under this prospectus, and (2) the closing price for our common stock has been equal to or greater than $20.35 per share. Both of these conditions must be satisfied on 15 trading days before the price protection terminates. Our limited price protection obligation does not extend to any sales of shares by Wells Fargo, as escrow agent, but will extend to any escrowed shares that are returned to Ajuta upon the termination of the escrow arrangement if the price protection obligation has not otherwise terminated in accordance with the preceding sentence.

Any of the shares of common stock listed below may be offered for sale pursuant to this prospectus by the selling shareholders from time to time. Accordingly, no estimate can be given as to the amounts of common stock that will be held by the selling shareholders upon consummation of any such sales.

The table below sets forth the names of each selling shareholder and the number of shares of common stock beneficially owned by each selling shareholder, based on its ownership of the shares of common stock as of March 31, 2006, to the extent known to us as of the date of this prospectus. Unless otherwise indicated below, each selling shareholder has sole voting and investment power with respect to its shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling shareholder.

The second column lists the shares of common stock being offered by this prospectus by the selling shareholders. The third column assumes the sale of all of the shares of common stock offered by the selling shareholders pursuant to this prospectus.

The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name	Number of Shares Beneficially Owned Prior to the Offering(1)	Maximum Number of Shares Registered Hereby	Beneficial Ownership After the Offering(2)
Ajuta International Pty. Ltd, as trustee of Hypatia Trust(3)	982,801	982,801	-0-
Wells Fargo Bank, N.A., as escrow agent(4)	245,700	245,700	-0-
Total	1,228,501	1,228,501	-0-

(1)          The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the accompanying table is current as of March 31, 2006.

(2)          Assumes the sale of all shares of common stock offered by this prospectus. We are unable to determine the exact number of shares that will actually be sold pursuant to this prospectus.

(3)          Ajuta International Pty. Ltd., the trustee of Hypatia Trust, is controlled by Susan P. Lord and Kirsten M. Lord. Ajuta is also the beneficial owner of all 245,700 shares held by Wells Fargo Bank, as escrow agent. Upon the scheduled termination of the escrow agreement on May 15, 2007, all escrowed shares will be distributed to Ajuta, assuming there are no disputed indemnification claims by us against Ajuta under the stock purchase agreement. Ajuta may thereafter reoffer or resell all or any part of the escrowed shares under this prospectus.

(4)          Wells Fargo Bank, N.A. serves as escrow agent. Beneficial ownership of shares of our common stock is shown solely in the bank’s capacity as escrow agent under the escrow agreement.

PLAN OF DISTRIBUTION

The selling shareholders may, from time to time, sell any or all of the shares offered by this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling the shares of common stock:

•       ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•       block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•       purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•       an exchange distribution in accordance with the rules of the applicable exchange;

•       privately negotiated transactions;

•       short sales;

•       broker-dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price;

•       a combination of these methods of sale; and

•       any other method permitted pursuant to applicable law.

The selling shareholders may also sell the shares under Rule 144 or Rule 144A under the Securities Act, if available, rather than under this prospectus.

The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in our common stock or derivatives of our common stock and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares of common stock will be borne by a selling shareholder. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of common stock if liabilities are imposed on that person under the Securities Act.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have advised us that they have acquired their securities in the ordinary course of business and they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling shareholder. If we are notified by any selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF CAPITAL STOCK

Under our articles of incorporation, our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, par value $1.00 per share. Our common stock is traded on the Nasdaq National Market under the symbol “EPIQ,” and is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of common stock. Cumulative voting is not permitted in the election of directors. The holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. If we are liquidated, dissolved or wound-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the rights of any holders of preferred stock. The holders of common stock have no preemptive or subscription rights, and there are no redemption or conversion rights with respect to such shares. All outstanding shares of common stock are fully paid and non-assessable, and, upon completion of the offering, the shares of common stock offered by us will be fully paid and non-assessable.

Preferred Stock

Our board of directors is authorized to designate any series of preferred stock and the powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereof without further action by the holders of common stock. No shares of preferred stock are issued or outstanding.

Our board of directors may create and issue a series of preferred stock with rights, privileges or restrictions, and adopt a shareholder rights plan, having the effect of discriminating against an existing or prospective holder of such securities as a result of such securityholder beneficially owning or commencing a tender offer for a substantial amount of common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquiror to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control without any further action by the shareholders. We have no present intention to adopt a shareholder rights plan, but could do so without shareholder approval at any future time.

Missouri Anti-Takeover Statutes

The Missouri General and Business Corporations Law (“GBCL”) requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock to approve certain fundamental corporate transactions, including mergers, consolidations or the sale of all or substantially all our assets. As of March 31, 2006, our directors and executive officers beneficially own or control approximately 23.1% of our outstanding shares of common stock.

Transfer Agent and Registrar

Wells Fargo Shareowner Services is the transfer agent and registrar for our common stock.

LEGAL COUNSEL

The validity of the securities being offered pursuant to this prospectus will be passed upon for us by Gilmore & Bell, P.C., Kansas City, Missouri, our securities counsel.

EXPERTS

The consolidated financial statements, the related consolidated financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of nMatrix, Inc. and Affiliates as of December 31, 2004 and 2003, and the years then ended, incorporated in this prospectus by reference from the Current Report on Form 8-K/A filed with the SEC on January 30, 2006, have been audited by Hays & Company LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a “reporting company” as that term is used in the Securities Exchange Act of 1934. As a reporting company, we are required to file reports, proxy statements and other information with the SEC, including the information listed below. We make available free of charge through our internet website, www.epiqsystems.com, our annual report on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and amendments to those reports filed with or furnished to the SEC as soon as reasonably practicable after we electronically file those reports with or furnish them to the SEC. You may read and copy any of the reports, proxy statements and other information that we have filed with the SEC at the SEC’s Public Reference Room, located at 100 F Street, NE, Washington, D.C. 20549. You may get information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that contains reports, proxy and information statements, and other information regarding us and other issuers that electronically file information with the SEC. The address of that site is (http://www.sec.gov). The contents of these websites are not incorporated into this prospectus. Further, our references to the URLs for these websites are intended to be inactive textual references only.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the shares offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement because certain information has been incorporated into the registration statement by reference in accordance with the rules and regulations of the Securities and Exchange Commission. Please review the documents incorporated by reference for a more complete description of the matters to which such documents relate. The registration statement may be inspected at the SEC’s Public Reference Room, located at 100 F Street, NE, Washington, D.C. 20549 and is available to you on the SEC’s web site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. Statements made in this prospectus as to the contents of any contract, agreement or other documents are not necessarily complete, and, in each instance, we refer you to a copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. When we file information with the SEC in the future, that information will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC prior to the termination of this offering under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

•       Our annual report on Form 10-K for the year ended December 31, 2005, as filed with the SEC on March 8, 2006.

•       Our current report on Form 8-K/A, as filed with the SEC on January 30, 2006.

•  Our quarterly report on Form 10-Q, as filed with the SEC on May 9, 2006.

All documents subsequently filed by us in compliance with Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering are incorporated by reference into this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any and all of the information that is incorporated by reference in this prospectus (including exhibits that are specifically incorporated by reference in that information). Any request should be directed to:  Investor Relations, EPIQ Systems, Inc., 501 Kansas Avenue, Kansas City, Kansas 66105, telephone (913) 621-9500.

1,228,501 Shares

Common Stock

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, the information and representations must not be relied upon as having been authorized by us or the selling shareholder. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation. Neither the delivery of this prospectus nor any sale made using this prospectus will create any implication that the information contained in this prospectus is correct as of any time after its date.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                 Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the registration of the shares of common stock being offered for sale by the selling shareholder. All amounts are estimates except the SEC registration fee.

SEC registration fee	$2,388
Legal fees and expenses	10,000
Accounting fees and expenses	10,000
Blue sky fees and expenses	0
Transfer agent fees and expenses	0
Total	$22,388

Any underwriting discounts, selling commissions, stock transfer fees and taxes applicable to the sale of the common stock registered hereby will be paid by the selling stockholders.

Item 15.                 Indemnification of Directors and Officers

The Company’s articles of incorporation provide that, to the fullest extent permitted by the Missouri General and Business Corporation Law, as in effect from time to time, no director of the Company will be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director; provided that this provision will not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Company or its shareholders, (b) for acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of the law, (c) pursuant to section 351.345 of the General and Business Law of Missouri (regarding the improper declaration and payment of dividends), or (d) for any transaction from which the director derived an improper personal benefit.

Pursuant to the Missouri General and Business Corporations Law, the Company’s bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, by reason of the fact that he is or was a director, officer, employee or agent of the Company (or is or was serving at the request of the Company as a director, officer, trustee or in any other comparable position of another entity) against all liabilities and expenses, including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement (provided that such settlement and all amounts paid in connection therewith are approved in advance by the Company in accordance with the bylaws), ERISA excise taxes or penalties or other expenses actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided that the Company will not be required to indemnify or advance any expenses in connection with any action, suit or proceeding initiated by such person (including, without limitation, any cross-claim or counterclaim) to any such person unless the initiation of such action, suit or proceeding was authorized by the Board of Directors or as otherwise provided in the Company’s bylaws.

The Company’s bylaws also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Company (or is or was serving at the request of the Company as a director, officer, trustee or in any other comparable position of another entity) against amounts paid in settlement thereof (provided that such settlement and all amounts paid in connection therewith are approved in advance by the Company in accordance with the bylaws) and all expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense of settlement of the action, suit or proceeding (including, without limitation, the investigation, defense, settlement or appeal of the action, suit or proceeding) if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company; provided that no indemnification shall be made in respect of any such claim, issue or matter as to which the person shall have been adjudged to be liable for negligence or misconduct in the performance of the person’s duties to the Company except as otherwise set forth in the Company’s bylaws.

Any indemnification with regard to the foregoing, unless ordered by a court, shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the person is proper in the circumstances because he has met the applicable standard of conduct set forth in the bylaws. The determination shall be made by a majority vote of a quorum of disinterested directors, of if such quorum is not attainable, or even if obtainable, at the direction of a quorum of disinterested directors, by independent legal counsel in a written opinion or by the shareholders.

The Company’s bylaws also provide that expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of the action, suit or proceeding as authorized by the Board in the specific case upon receipt of an undertaking by or on behalf of the person to repay such amounts unless it shall be ultimately determined that he is entitled to be indemnified by the Company as authorized in the bylaws.

The indemnification discussed in this section is not exclusive of any other rights the party seeking indemnification may have. The Company also maintains directors and officers liability insurance on its directors and executive officers.

Item 16.                 Exhibits

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 17.                 Undertakings

(a)    Rule 415 offering.

The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and we have authorized this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Kansas, on this 14th day of June, 2006.

EPIQ SYSTEMS, INC.
By:	/s/ TOM W. OLOFSON
Tom W. Olofson
Chairman and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, as amended, the registration statement has been signed by the following persons in the capacities and on the dates indicated:

	Signature	Name and Title	Date
	/s/ TOM W. OLOFSON	Chairman of the Board, Chief Executive Officer	June 14, 2006
	Tom W. Olofson	and Director (Principal Executive Officer)
	*	President, Chief Operating Officer and Director	June 14, 2006
Christopher E. Olofson
	/s/ ELIZABETH M. BRAHAM	Executive Vice President and Chief Financial	June 14, 2006
	Elizabeth M. Braham	Officer (Principal Financial Officer)
	/s/ DOUGLAS W. FLEMING	Director of Finance, Chief Accounting Officer	June 14, 2006
	Douglas W. Fleming	(Principal Accounting Officer)
	*	Director	June 14, 2006
W. Bryan Satterlee
	*	Director	June 14, 2006
Edward M. Connolly, Jr.
	*	Director	June 14, 2006
James A. Byrnes
	*	Director	June 14, 2006
Joel Pelofsky
*By:	/s/ TOM W. OLOFSON
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
2.1	Reference is hereby made to Exhibit 10.1.
3.1	Articles of Incorporation, as amended through June 2, 2004.†
3.2	Bylaws, as amended and restated.†
4.1	Reference is hereby made to Exhibits 3.1 and 3.2.
5.1	Opinion of Gilmore & Bell, P.C.†
10.1	Stock Purchase Agreement between EPIQ Systems Acquisition, Inc. and Ajuta International Pty. Ltd., as trustee of Hypatia Trust, dated as of November 15, 2005.†
10.2	Registration Rights Agreement between EPIQ Systems, Inc. and Ajuta International Pty. Ltd., as trustee of Hypatia Trust, dated as of November 15, 2005.†
10.3	Escrow Agreement among EPIQ Systems, Inc., Ajuta International Pty. Ltd. and Wells Fargo Bank, N.A., dated as of November 15, 2005.*
23.1	Consent of Gilmore & Bell, P.C. included in Exhibit 5.1.
23.2	Consent of Deloitte & Touche LLP, an independent registered public accounting firm.*
23.3	Consent of Hays & Company, Independent Auditors to nMatrix, Inc. and Affiliates.*
24.1	Power of Attorney. †

*       Filed herewith.

†       Previously Filed.